Exhibit 99.1

Muzak Holdings LLC Announces First Quarter Results

    Business Editors

    FORT MILL, S.C.--(BUSINESS WIRE)--May 13, 2004--Muzak Holdings LLC ("Muzak" or the "Company"), the leading provider of business music services in the United States, today announced financial results for the quarter ended March 31, 2004.
    Music and other business services revenue for the quarter ended March 31, 2004 was $45.3 million, a 6.2% increase, compared to $42.6 million for the quarter ended March 31, 2003. Equipment sales and related services revenue increased 5.4%, or $0.8 million, to $14.8 million for the quarter ended March 31, 2004 from $14.0 million in the comparable 2003 period. As a result, total revenue for the quarter ended March 31, 2004 was $60.1 million, a 6.0% increase, compared to $56.7 million for the quarter ended March 31, 2003.
    EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $17.9 million for the quarter ended March 31, 2004, an increase of $0.2 million or 1.2%, compared to $17.7 million in the quarter ended March 31, 2003. The Company believes that EBITDA is a meaningful measure of the cash flows available to invest in new client locations and to service its debt obligations. See attached reconciliation of cash flows from operating activities to EBITDA. Cash flow provided by operating activities was $11.8 million for the quarter ended March 31, 2004 as compared to $9.2 million for the 2003 period, an increase of $2.6 million.
    During the first quarter of 2004, the Company signed several new national clients including Bank One, Lenscrafters, and Naturalizer Shoes. In addition, the Company was successful in re-contracting several national clients including, Gap, CompUSA, and True Value. "We have recently added Scott Wolf to serve as Senior Vice President of National Account Sales. Scott's previous experience as Executive Vice President of Sales for Vivendi/Universal's online music properties makes him an ideal candidate for this position," commented Lon Otremba, Chief Executive Officer.
    "Our first quarter cancellation rate of 10.4% was slightly higher than the 10.2% rate experienced during 2003 primarily due to certain national cancellations. We are focused on being client centric in every aspect commencing with the sales cycle, delivery and installation of a high quality product, addressing our clients' evolving needs, and providing timely service. We have several initiatives underway to ensure we are aligned to meet all of our client's expectations in the most efficient manner," commented Otremba.
    "Our emphasis on expense reduction has resulted in a decline in other selling, general, and administrative expenses as a percentage of revenues from 28.8% in the first quarter of 2003 to 27.6% in the first quarter of 2004. This reduction was achieved despite an increase in insurance rates, our investment in sales automation tools, and costs associated with our sales catalogs mailed to potential and existing drive-thru clients in the quick service restaurant industry. In addition, we generated sufficient cash flows from operations to fund organic growth and all debt service payments without utilizing the revolving credit facility during the first quarter," commented Stephen Villa, Chief Operating Officer.
    As previously disclosed, on March 1, 2004, the Company sold its closed circuit television systems inventory and recurring customer contracts to a third party for approximately $2.0 million in notes receivable. This transaction was recorded during the first quarter of 2004 and did not have a material financial impact on the Company's consolidated results of operations.
    On April 19, 2004, the Company announced that Lon Otremba has been named Chief Executive Officer. Otremba joined Muzak in September of 2003 as President and will continue to serve in this capacity in addition to his new role as Chief Executive Officer.
    On May 7, 2004, the Company amended its existing Senior Credit Facility to include a $35.0 million term loan facility. The proceeds of the term loan were used to repurchase $32.5 million in aggregate outstanding principal amount of the Company's 13% Senior Discount Notes due 2010 and to pay associated expenses. "This transaction reduces our overall interest costs by approximately $2.0 million per annum," remarked Villa.
    Muzak Holdings LLC will have a conference call on May 13, 2004 at 1:00 p.m. (Eastern Standard Time) to discuss first quarter 2004 results. The call in number is 1-800-756-4697 and the access code is 0801. A replay of the call will be available for one week beginning on May 14, 2004. The replay number is 1-800-756-3819 and the access code is 080100.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.
    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, the Company's history of net losses, the Company's dependence on satellite delivery of its products, the Company's ability to integrate acquisitions, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.



                          Muzak Holdings LLC
                         Financial Highlights
                       ------------------------
                   (unaudited, dollars in thousands)



                                      Quarter                Quarter
                                       Ended                  Ended
                                March 31,  March 31,         Dec. 31,
                                  2004       2003   %Change    2003

Selected Operations Data

 Revenues (1)
  Music and Other Business
   Services                      $45,268   $42,642     6.2%   $45,054
  Equipment Sales and Related
   Services                       14,805    14,048     5.4%    16,560
                              ----------- --------- -------  ---------
       Total Revenues             60,073    56,690     6.0%    61,614
                              ----------- --------- -------  ---------

 Cost of Revenues (1)
  Music and Other Business
   Services                        8,449     7,784     8.5%     8,392
  Equipment Sales and Related
   Services                       12,605    11,289    11.7%    14,754
                              ----------- --------- -------  ---------
     Total Cost of Revenues       21,054    19,073    10.4%    23,146
                              ----------- --------- -------  ---------

 Selling, General and Administrative
  Amortization of Commissions      4,546     3,617    25.7%     4,013
  Other Selling, General and
   Administrative (2)             16,554    16,333     1.4%    16,646
                              ----------- --------- -------  ---------
       Total Selling, General
        and Administrative        21,100    19,950     5.8%    20,659
                              ----------- --------- -------  ---------

  Other expense (income) (3)           4       (30) -113.3%       (61)
                              ----------- --------- -------  ---------

  EBITDA (1) (4)                 $17,915   $17,697     1.2%   $17,870
                              =========== =========          =========
    EBITDA Margin                   29.8%     31.2%              29.0%

 Cash Flows from Operating
  Activities                     $11,764    $9,164             $4,025


Balance sheet data (end of period)

 Total Assets                   $469,426  $468,876           $475,232
 Revolving Loan                   20,000    26,300             20,000
 Muzak LLC Total Debt (5)        359,092   314,829            359,194
 Muzak Holdings LLC Total
  Debt (5)                       416,042   381,267            414,690

Other financial data

 Muzak LLC Interest Expense       $8,782    $6,576             $9,744
 Muzak Holdings LLC Interest
  expense                         10,606     8,612             11,488
 Muzak LLC Net Debt to
  EBITDA (6)                        4.97x     4.45x              5.01x
 Muzak Holdings LLC Net Debt
  to EBITDA (6)                     5.76x     5.39x              5.79x

   (1) The Fourth quarter of 2003 includes a $0.9 million financial impact of lost revenues and additional costs to perform installations and perform service calls following the TelStar IV satellite disruption.

   (2) Other selling, general, and administrative expenses for the fourth quarter of 2003 include a charge of $0.5 million to increase legal reserves.

   (3) Other expense (income) consists of non-cash items. Pursuant to the indenture, non-cash items reducing or increasing consolidated net income are excluded from EBITDA for purposes of calculating the consolidate total leverage ratio.
   (4) Represents net income before interest, income tax benefit (expense), depreciation and amortization. The Company evaluates liquidity using several measures, one of them being EBITDA. EBITDA is not intended to be a liquidity measure that should be regarded as an alternative to, or more meaningful than, cash flow from operations as a measure of liquidity, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that EBITDA is a meaningful measure of liquidity that is commonly used in similar industries to analyze and compare companies on the basis of leverage and liquidity, however it is not necessarily comparable to similar titled amounts of other companies. The following table provides a reconciliation of cash flows from operations to EBITDA.

                                              Q1 2004 Q1 2003 Q4 2003
                                              ------- ------- -------
Cash flows from continuing
 operating activities                         $11,764  $9,164  $4,025
Interest expense less amortization              8,472   6,035   9,125
Change in working capital                      (2,363)  1,546   2,967
Current taxes payable                              41      54    (114)
Unearned installation revenue                      42      (8)    118
Amortization of deferred
 subscriber acquisition costs                  (4,546) (3,617) (4,013)
Deferred subscriber acquisition costs           4,478   4,517   5,759
Gain on disposal of fixed assets                   27       6       3
                                              -----------------------
EBITDA                                        $17,915 $17,697 $17,870

   EBITDA margin reflects EBITDA divided by total revenues.

   (5) Total debt excludes $2.1 million of debt of a subsidiary that is non-recourse to the Company.

   (6) Reflects Total Debt described in (5) above less cash divided by EBITDA adjusted for non-cash items on a Last Quarter Annualized Basis. Pursuant to the Company's indentures under which it has notes outstanding, non-cash items reducing or increasing consolidated net income are excluded from EBITDA for purposes of calculating the consolidated leverage ratio.

    CONTACT: Muzak Holdings LLC
             Catherine Walsh, 803-396-3000